EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-1 dated September 24, 2013 of Paragon Shipping Inc. (the “Company”) for the registration of Class A common shares and to the incorporation by reference therein of our reports dated April 3, 2013, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

September 24, 2013